Exhibit 8.1

New York Northern California Washington DC São Paulo London	Paris Madrid Hong Kong Beijing Tokyo
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

July 19, 2019

Re: Registration Statement on Form S-4

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Ladies and Gentlemen:

We have acted as counsel for Fifth Third Bancorp (“Fifth Third”), an Ohio corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of June 24, 2019 (the “Merger Agreement”) among Fifth Third and MB Financial, Inc., a Maryland corporation (“MB Financial”) and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Fifth Third Prospectus and MB Financial Information Statement (the “Prospectus/Information Statement”), filed with the Securities and Exchange Commission. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the Prospectus/Information Statement, the joint representation letter of Fifth Third and MB Financial dated as of July 19, 2019 delivered to us for purposes of this opinion (the “Representation Letter”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. While we do not have any knowledge that any statement contained in the Representation Letter is untrue, incorrect, or incomplete in any respect, we have not undertaken any independent investigation of any factual matter set forth in the Representation Letter or any of the other foregoing documents. For purposes of this opinion, we have assumed, with your permission, (i) that the Merger will be consummated in the manner described in the Merger Agreement and the Prospectus/Information Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Prospectus/Information Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) that the representations made by Fifth Third and MB Financial pursuant to the

Representation Letter are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letter “to the knowledge of,” or based on the belief of Fifth Third or MB Financial or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Fifth Third and MB Financial referred to above, which we have assumed will be true as of the Effective Time.

Based upon the foregoing, and subject to the limitations, assumptions and qualifications set forth herein and in the Prospectus/Information Statement, the discussion within the Prospectus/Information Statement under the heading “Material United States Federal Income Tax Consequences of the Merger” constitutes our opinion regarding the matters set forth therein.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Prospectus/Information Statement in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

2